EXHIBIT 21.1

List of Subsidiaries

Merryhill Schools Nevada, Inc., a Nevada corporation

The foregoing list omits certain subsidiaries of the Registrant which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 28, 2008.